Exhibit 10.1

TRIAD HOSPITALS, INC.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

(Effective as of May 23, 2006)

	Annual Retainer	Per Meeting Attendance Fees	Equity Grant[1]
Non-Employee Directors	$60,000[2]	$2,500	2,700 shares restricted stock
Audit Committee	$7,500 Committee Chairman	$1,500	N/A
Compensation Committee	$7,500 Committee Chairman	$1,500	N/A
Quality Committee	N/A	$1,500	N/A
Ethics and Compliance Committee	$7,500 Committee Chairman	$1,500	N/A
Nominating and Corporate Governance Committee	$7,500 Committee Chairman	$1,500	N/A
Executive Committee	N/A	$1,500	N/A
Development Committee	N/A	$1,500	N/A

1 On May 23, 2006, the Board of Directors approved a restricted stock award for non-employee directors in lieu of an annual stock option grant provided for under Triad’s Outside Directors Stock and Incentive Compensation Plan (the “Compensation Plan”). The award is subject to certain restrictions until the first anniversary of the date of the award. In addition to the annual equity grant, the Board of Directors’ practice is to grant an initial equity award of 20,000 stock options to each non-employee director upon commencement of service as a member of the Board of Directors. The options vest in four equal annual installments beginning on the first anniversary of the date of grant.

2 Non-employee directors have the option to elect to receive all or a portion (in 25% increments) of the annual retainer in deferred stock units pursuant to the Compensation Plan.